Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Ampio Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(1)	(1)
	Equity	Preferred Stock, $0.0001 par value per share	457(o)	(1)	(1)	(1)
	Other	Warrants	457(o)	(1)	(1)	(1)
	Other	Units	457(o)	(1)	(1)	(1)
	Unallocated (Universal) Shelf		457(o)	(1)	(1)	$50,000,000	.00011020	$5,510(2)
	Total Offering Amounts					$50,000,000		$5,510.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$5,510.00

(1)	Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). There is being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $50,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered hereunder also include an indeterminate number or amount, as the case may be, of securities registered hereunder as may be issued upon conversion, redemption, exchange, exercise or settlement, as applicable of any other securities registered hereunder that provide for such conversion, redemption, exchange, exercise or settlement, including such securities as may be issued pursuant to anti-dilution adjustments pursuant to the anti-dilution provisions of any such securities or as a result of stock splits, stock dividends or similar transactions, pursuant to Rule 416 under the Securities Act.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act.